EXHIBIT 21.1

Subsidiaries of GrafTech International Ltd.

Name of Subsidiary	Jurisdiction of Incorporation or Organization
GrafTech Advanced Graphite Materials LLC	Delaware
GrafTech Brasil Participações Ltda.	Brazil
GrafTech Canada ULC	Canada
Graftech Comercial de México, S. de R.L. de C.V.	Mexico
GrafTech Comercial Navarra, S.L.	Spain
GrafTech Commercial France S.N.C.	France
GrafTech DE LLC	Delaware
GrafTech Finance Inc.	Delaware
GrafTech France S.A.S.	France
GrafTech France S.N.C.	France
GrafTech Germany GmbH	Germany
GrafTech Global Enterprises Inc.	Delaware
GrafTech Holdings Inc.	Delaware
GrafTech Hong Kong Limited	Hong Kong
Graftech Ibérica, S.L.	Spain
GrafTech International FZE	Dubai
GrafTech International Holdings Inc.	Delaware
GrafTech Japan G.K.	Japan
GrafTech Korea Ltd.	Korea
GrafTech Luxembourg I S.à.r.l.	Luxembourg
GrafTech Luxembourg II S.à.r.l.	Luxembourg
GrafTech México, S.A. de C.V.	Mexico
GrafTech NY Inc.	New York
GrafTech RUS Limited Liability Company	Russia
GrafTech Seadrift Holdings LLC	Delaware
GrafTech South Africa (Proprietary) Limited	South Africa
GrafTech S.p.A.	Italy
GrafTech Switzerland SA	Switzerland
GrafTech Technology LLC	Delaware
GrafTech UK Limited	United Kingdom
GrafTech USA LLC	Delaware
Graphite Electrode Network LLC	Delaware
Seadrift Coke L.P.	Delaware